Exhibit 23.2

April 17, 2013

Recovery Energy, Inc.
1900 Grant Street, Suite 720
Denver, CO 80203
Attention: A. Bradley Gabbard

Dear Mr. Gabbard:

Ralph E. Davis Associates, Inc. here by consents to the reference to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Recovery Energy, Inc. for the year ended December 31, 2012 (the “Annual Report”). We hereby further consent to the inclusion in the Annual Report of estimates of oil and gas reserves contained in our report dated April 3, 2013, and to the inclusion of our report as an exhibit to the Annual Report and in all current and future registration statements of the Company that incorporate by reference such Annual Report.

Sincerely,

RALPH E. DAVIS ASSOCIATES, INC.

/s/ Allen C. Barron
Allen C Barron, P.E.
President